Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement (File No. 333-220445) on Form S-3, Registration Statement (File No. 333-255795) on Form S-3, Registration Statement (File No. 333-211759) on Form S-8, Registration Statement (File No. 333-224755) on Form S-8 and Registration Statement (File No. 333-231151) on Form S-8 of our reports dated February 17, 2022, relating to the consolidated financial statements of US Foods Holding Corp. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of US Foods Holding Corp. for the fiscal year ended January 1, 2022.

/s/ Deloitte & Touche LLP
Chicago, Illinois
February 17, 2022